Exhibit 3.1
THIRD AMENDMENT TO
SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PIXEL WORKS, INC.
     Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), Pixelworks, Inc. (the “Corporation”) hereby adopts the following Third Amendment to its Sixth Amended and Restated Articles of Incorporation.
1. Section 2.5 is added to ARTICLE 2. to read as follows:
     2.5 Reverse Stock Split. Effective as of June 4, 2008 at 12:01 am, each three (3) shares of Common Stock, $.001 par value per share (the “Old Common Stock”), then issued and outstanding shall automatically be combined into one (1) share of Common Stock, $.001 par value per share (the “New Common Stock”), of the Corporation without any further action by the holders of such shares of Old Common Stock.
          a. Fractional Shares. Any fractional shares resulting from that exchange will not be issued, but will be paid out in cash equal to such fraction multiplied by the closing trading price of the Corporation’s Common Stock on the Nasdaq Global Market or the Nasdaq Capital Market, as the case may be, on the trading day immediately before the Effective Date.
          b. Effect of Old Certificates. Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined.
          c. Exchange. Each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled, under the foregoing reclassification and combination,
          d. Rights of New Common Stock. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).
2. Section 3.2 of ARTICLE 3. is amended by deleting the first sentence thereof.